Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Reports Fourth Quarter and Full Year 2010 Operating and Financial Results

Conference Call to be Held at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (February 24, 2011) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the fourth quarter and full year ended December 31, 2010, and provided an update on its key business initiatives.

“EpiCept marked several important achievements since our last quarterly report,” stated Jack Talley, EpiCept President and CEO. “We are delighted with the excellent clinical data we recently reported from the EpiCeptTM NP-1 trial studying chemotherapy-induced peripheral neuropathy (CIPN), which we believe confirms NP-1’s utility in meeting a high unmet medical need in a large patient population. We also made important progress late last year by gaining agreement with the U.S. Food and Drug Administration that a trial for Ceplene®/IL-2 with survival as the primary endpoint need not isolate the contribution of Ceplene® in the regimen, but would need to show a statistically significant overall survival advantage for remission maintenance of patients suffering from acute myeloid leukemia. We believe this study has a very good probability of success. We are also closely following Meda’s marketing of Ceplene® in the European Union and believe that they are pursuing a determined course of action that will ultimately result in significant penetration into the EU medical community.”

Business Update

•	Ceplene® — approved in the European Union (EU) and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.

In October 2010, EpiCept reached an agreement with the FDA on a regulatory path leading to a resubmission of a New Drug Application (NDA) for Ceplene®. EpiCept agreed to undertake a new confirmatory clinical trial to demonstrate Ceplene’s activity in conjunction with low-dose IL-2 as remission maintenance therapy for AML patients in first complete remission with overall survival as the primary endpoint. The trial will be a two-arm, randomized, open-label trial that will compare the efficacy of Ceplene® plus low-dose IL-2 to standard of care in this indication. EpiCept has drafted the clinical trial protocol and is now reviewing it with key opinion leaders before submitting it to the FDA. EpiCept expects to submit the protocol shortly following which the FDA, via the Special Protocol Assessment procedure, will provide guidance on specific sections of the protocol. The Company expects to begin the trial in the second half of 2011. Ceplene® has been granted orphan drug status in the United States, which provides seven years of market exclusivity from the approval date.

EpiCept believes that Ceplene’s prospects for achieving a positive result in this confirmatory trial are very good. The previous Phase III trial demonstrated a statistically significant prolongation of the primary endpoint of leukemia-free survival and an advantage in increased overall survival of more than an extra year of life in all patients studied in their first complete remission. In December 2010, EpiCept released the results of a new subset analysis of 190 patients from this trial that were treated aggressively with consolidation therapy before being randomized. Within this subset of patients, a difference in overall patient survival was seen in favor of Ceplene®/IL-2 versus standard of care (p= 0.07, with a median overall benefit of more than 36 months). This outcome suggests that statistically significant improved overall survival could be achieved in a well designed and adequately powered clinical trial.

During 2010, EpiCept’s appeal of a decision by Health Canada not to provide data protection for Ceplene® was denied by a federal court in Canada. Lack of data protection in Canada for an innovative drug such as Ceplene® eliminates any right to sales exclusivity by EpiCept and enables competition to seek approval to sell generic equivalents immediately. In November 2010, EpiCept appealed the court’s decision and withdrew its New Drug Submission until the appeals process is completed. EpiCept has been joined in its appeal of this decision by Canada’s Rx&D, a national industry association representing 50 research-based pharmaceutical companies in Canada. The Company retains the right to re-file the application at any time over the next five years without prejudice.

In Europe, Meda is concentrating on gaining patient access to Ceplene® through its inclusion in clinical trials that are being conducted by key opinion leaders. Regulatory efforts include seeking reimbursement approvals in France, Spain, Italy and smaller markets in the EU, and filing for marketing approval in non-EU European and Pacific Rim countries. Reimbursement approvals are expected during 2011 and several marketing applications are expected to be submitted in the first half of 2011. Sales of Ceplene® were not material in the fourth quarter of 2010 and are not expected to grow significantly until 2012.

Ceplene® was approved for marketing by Israel’s Ministry of Health in the fourth quarter of 2010. Marketing is expected to commence later this quarter by MegaPharm.

EpiCept is continuing patient enrollment into its post-approval clinical study with Ceplene®. Data is expected to be reported beginning in late 2011. Thirty centers across Europe are participating in this study, with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The Company intends to use the data from this single-arm, open-label trial to meet its post-approval commitment and to seek a refinement of Ceplene’s EU labeling. The data will also have value to prescribing hematologists.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. Earlier this month, EpiCept announced positive results from a Phase IIb trial evaluating the efficacy and safety of EpiCept™ NP-1 (NP-1) in chemotherapy-induced peripheral neuropathy (CIPN). The multi-center, double-blind, randomized, placebo-controlled study was conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program. More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat (ITT) population demonstrated that the change in average daily neuropathy intensity scores in the NP-1 group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Additionally, a pre-specified subgroup of the ITT population, those patients who previously received taxane chemotherapy, also showed a statistically significant reduction in average daily neuropathy intensity scores (p=0.034). This subgroup constituted more than 50% of the ITT population. Secondary efficacy endpoints confirmed the superiority of NP-1 vs. placebo. Furthermore, the safety profile of NP-1 was comparable to placebo.

The NCI estimates that 30-40% of cancer patients treated with chemotherapy experience symptoms of CIPN, which impairs their quality of life and ability to function. The debilitating, chronic pain of CIPN is one of the most common reasons why cancer patients discontinue their treatment prematurely. More than one million breast cancer survivors in the United States alone suffer from this disease, for which there is no effective therapy.

The results of this trial build upon EpiCept’s clinical development of NP-1 in both diabetic and post-herpetic neuropathies. The Company has enrolled more than 1,700 patients into clinical trials of NP-1, including a 360-patient trial that studied NP-1’s efficacy compared with gabapentin and placebo in post-herpetic neuropathy, for which positive results were previously reported. As previously reported, EpiCept intends to partner NP-1 prior to the commencement of the Phase III program in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval. Partner discussions are continuing.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010, the NCI initiated a Phase II trial for crolibulinTM to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has commenced and data from this trial could be available as early as late in 2011.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myrexis as part of an exclusive, worldwide development and commercialization agreement. Myrexis is currently conducting Phase II trials with Azixa™. Updated results from an ongoing, open-label Phase IIa monotherapy study of Azixa™ in treatment-experienced patients with glioblastoma multiforme (GBM), an aggressive brain tumor, were presented in November 2010 demonstrating durable responses in patients who had failed both first- and second- line therapy. Data from a sub-group of patients with recurrent GBM who are naïve to Avastin is expected to be reported in the first half of 2011. In December 2010, Myrexis began a Phase IIb clinical study of AzixaTM to treat GBM. The study will enroll as many as 120 patients in the U.S. and India in order to evaluate AzixaTM combination therapy as a first-line GBM treatment. AzixaTM has received orphan drug status in the United States for the treatment of glioblastoma. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

EpiCept’s net loss for the fourth quarter of 2010 was $3.0 million, or $0.06 per share, and for the year was $15.5 million, or $0.32 per share. As of December 31, 2010, EpiCept had approximately 55.0 million shares outstanding. EpiCept’s loss per share and shares outstanding reflect a 1:3 reverse split that was effected in January 2010.

Fourth Quarter 2010 vs. Fourth Quarter 2009

Revenue
The Company recognized revenue of $0.3 million during the fourth quarter of 2010, an increase of $0.2 million compared with $0.1 million in the fourth quarter of 2009. The increase was primarily related to $0.1 million in product revenue from the sales of Ceplene® in 2010 and an increase of $0.1 million in the recognition of license fee payments previously received from the Company’s partners.

Cost of Goods Sold
Cost of goods sold in the fourth quarter of 2010 was $0.6 million, consisting primarily of a $0.5 million expense for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date.

Selling, General and Administrative Expense
Selling, general and administrative expense in the fourth quarter of 2010 decreased by 15%, or $0.3 million, to $1.6 million compared with $1.9 million in the fourth quarter of 2009. The decrease was primarily related to lower investor relations, public reporting and stock-based compensation expenses.

Research and Development Expense
Research and development expense in the fourth quarter of 2010 decreased by approximately 39%, or $0.9 million, to $1.5 million compared with $2.4 million in the fourth quarter of 2009. The decrease was primarily related to lower clinical trial and regulatory expenses for Ceplene®.

Other Income (Expense)
Other income (expense) during the fourth quarters of 2010 and 2009 amounted to net income of $0.4 million and net expense of $0.3 million, respectively. The primary component of other income in the fourth quarter of 2010 was a tax grant of $0.7 million received from the Internal Revenue Service (IRS) as part of the Qualifying Therapeutic Discovery Project Program, partially offset by interest expense and a foreign exchange loss. The primary component of other expense in 2009 was interest expense and foreign exchange loss.

Full Year 2010 vs. Full Year 2009

Revenue
During the years 2010 and 2009, the Company recognized deferred revenue of $0.8 million and $0.4 million, respectively, and product revenue from the sales of Ceplene® of $0.2 million and zero, respectively. During 2010, revenue was primarily related to the recognition of deferred revenue from the Company’s license agreements with its partners, as well as royalties with respect to certain technology and sales of Ceplene®. During 2009 revenue was primarily related to the recognition of deferred revenue from the Company’s license agreements with its partners, as well as royalties with respect to certain technology and sales of Ceplene®.

Cost of Goods Sold
Cost of goods sold in 2010 was $1.0 million, consisting primarily of a $0.9 million expense for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date.

Selling, General and Administrative (SG&A) Expense
Selling, general and administrative expense in 2010 decreased by approximately 4%, or $0.3 million, to $7.2 million compared with $7.5 million in 2009. The decrease in SG&A expense can be attributed to lower investor relations, public reporting and stock-based compensation expenses.

Research and Development Expense
Research and development expense in 2010 decreased by approximately 30%, or $3.5 million, to $8.1 million compared with $11.6 million in 2009. The decrease compared with 2009 was primarily attributable to a $2.0 million reduction in salary and salary-related expenses and facility costs related to the closing of the Company’s research facility in San Diego in 2009, lower clinical trial expenses for Ceplene® of $0.9 million, lower license fees of $0.5 million and lower stock-based compensation expenses of $0.2 million, partially offset by higher regulatory fees for Ceplene® of $0.3 million.

Other Income (Expense)
Other income (expense) during 2010 amounted to a net expense of $0.2 million compared with a net expense of $20.1 million during 2009. The $19.9 million decrease in other expense, net was primarily related to $10.5 million in amortization of debt issuance costs and discount and $9.3 million in interest expense, which was paid from restricted cash, as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of common stock in 2009. Other income (expense) was negatively impacted by a $0.5 million foreign exchange loss in 2010, compared with a $0.2 million foreign exchange gain in 2009. The Company received a $0.7 million tax grant in 2010 from the IRS as part of the Qualifying Therapeutic Discovery Project Program.

EpiCept also announced today that in its Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s independent registered public accounting firm is expected to express an unqualified opinion on the December 31, 2010 consolidated financial statements and will include an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

Liquidity

As of December 31, 2010 EpiCept had approximately $2.4 million in cash and cash equivalents. Subsequent to the end of the year, in February 2011, the Company announced that it received approximately $6.6 million in net proceeds from the issuance of approximately 8.9 million shares of its common stock at $0.80 per share, and five-year warrants to purchase up to approximately 3.6 million shares of common stock at an exercise price of $0.75 per share. The Company believes that its current cash is sufficient to fund operations through the third quarter of 2011.

In November 2010, the Company provided an update on its efforts to finance the Company’s operations beyond 2010. The key element of the Company’s plan is a non-equity financing transaction that, if completed, will support its current operations well into 2012. The completion of this transaction was delayed by due diligence and other considerations and, while EpiCept is continuing its efforts to secure this financing, there is no assurance that it will be completed. The Company may determine to seek additional or alternative sources or types of financing should the transaction not close or the proceeds are less than anticipated. The Company may receive cash from certain licensing activities during 2011.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on February 24, 2011 beginning at 9:00 a.m. Eastern Standard Time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 46419978). The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The webcast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 46419978).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, approved in the EU and Israel for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. In the United States, a pivotal trial is scheduled to commence in 2011. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that future financing will not successfully close or that the proceeds thereof will be materially less than anticipated, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCept™ NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risk that our securities may be delisted from Nasdaq; the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	December 31,
	2010	2009
Cash and cash equivalents	$2,435	$5,142
Property and equipment, net	222	360
Total assets	$4,689	$7,514
Accounts payable and other accrued liabilities	$3,389	$4,054
Deferred revenue	13,826	9,622
Notes and loans payable	972	1,952
Total stockholders’ deficit	(14,135)	(9,079)
Total liabilities and stockholders’ deficit	$4,689	$7,514

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$291	$92	$994	$414

Operating expenses:
Cost of goods sold	573	—	997	—
General and administrative	1,612	1,896	7,244	7,548
Research and development	1,459	2,382	8,127	11,603

Total operating expenses	3,644	4,278	16,368	19,151

Loss from operations	(3,353)	(4,186)	(15,374)	(18,737)

Other income (expense):
Interest income	1	6	7	32
Foreign exchange gain (loss)	(180)	(140)	(538)	221
Interest expense	(173)	(116)	(361)	(20,021)
Miscellaneous income	733	—	733	(305)

Other income (expense), net	381	(250)	(159)	(20,073)

Net loss before income taxes	(2,972)	(4,436)	(15,533)	(38,810)
Income taxes	—	—	(4)	(4)

Net loss	$(2,972)	$(4,436)	$(15,537)	$(38,814)

Basic and diluted loss per common share	$(0.06)	$(0.10)	$(0.32)	$(0.97)

Weighted average common shares outstanding *	52,466,655	44,031,387	47,853,560	40,139,299

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Year Ended December 31,
	2010	2009
Net cash used in operating activities	$(10,400)	$(29,453)
Net cash provided by (used in) investing activities	63	(52)
Net cash provided by financing activities	7,637	33,874
Effect of exchange rate changes on cash	(7)	(17)

Net increase (decrease) in cash and cash equivalents	(2,707)	4,352
Cash and cash equivalents at beginning of year	5,142	790

Cash and cash equivalents at end of year	$2,435	$5,142

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Year Ended December 31,
	2010	2009
Stockholders’ deficit at beginning of year	$(9,079)	$(17,730)
Net loss for the period	(15,537)	(38,814)
Stock-based compensation expense	959	1,470
Foreign currency translation adjustment	661	(293)
Share and warrant issuance	8,088	15,677
Exercise of options and warrants	773	3,823
Reclassification of warrants from liability to equity, net	—	2,288
Conversion of convertible subordinated notes into common stock	—	24,500

Stockholders’ deficit at end of year	$(14,135)	$(9,079)

As of February 24, 2011, EpiCept had approximately 63.9 million shares outstanding.

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*Azixa is a registered trademark of Myrexis, Inc.

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